Price Kong & Company


Consent of Independent Accountants

To the Board of Directors
AUTOTRADECENTER.COM INC.

We consent to incorporation by reference in the registration statement dated May 15, 2000 on Form S-1 of AUTOTRADECENTER.COM INC. of our report dated August 6, 1998, relating to the balance sheet of AUTO NETWORK USA, INC., an Arizona corporation as of March 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the period from inception (July 10, 1997) to March 31, 1998.

Sincerely,


Price Kong & Company, P.A.

/s/PRICE, KONG & COMPANY, P.A.


Phoenix, Arizona
May 15, 2000


300 East Osborn Road
    Suite 200
Phoenix Arizona 85012
 Fax:  602-279-4537
Voice:  602-279-0890